                                                                                                                            Exhibit 5

HOGAN & HARTSON
L.L.P

875 THIRD AVENUE NEW YORK, NY 10022 TEL (212) 918-3000 FAX (212) 918-3100 WWW.HHLAW.COM

                         April 25, 2003

Board of Directors
Forward Industries, Inc.
1801 Green Road, Suite E
Pompano Beach, FL 33064

Ladies and Gentlemen:

            We are acting as counsel to Forward Industries, Inc., a New York corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") relating to the registration of 4,000,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), issuable upon the exercise of options granted under the Forward Industries, Inc. 1996 Stock Incentive Plan (the "Plan").  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

               For purposes of this opinion letter, we have examined copies of the following documents:

1.  An executed copy of the Registration Statement.

2.  A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.  The Certificate of Incorporation, as amended, of the Company as certified by the Secretary of State of the State of New York on April 23, 2003 and by the Secretary of the Company on the date hereof as then complete, accurate and in effect.

4.  The By-Laws, as amended, of the Company as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on April 25, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

               In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us, as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

               This opinion letter is based as to matters of law solely on the New York Business Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term "New York Business Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws.

               Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan (with the Company having received the consideration therefor, the form of which is in accordance with applicable law), will be validly issued, fully paid and non-assessable.

               This opinion letter has been prepared for your use in connection with the filing of the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

               We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                                                                    Very truly yours,

                                                                                                    HOGAN & HARTSON L.L.P.